Exhibit 12


             THE COCA-COLA COMPANY AND SUBSIDIARIES

       COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   (In millions except ratios)

                    Nine Months
                       Ended                   Year Ended December 31,
                   September 30,  ---------------------------------------------
                       1995          1994     1993     1992     1991     1990
                       ----          ----     ----     ----     ----     ----
EARNINGS:

 Income before
  income taxes and
  changes in
  accounting
  principles           $3,403       $3,728   $3,185   $2,746   $2,383   $2,014

 Fixed charges            223          236      213      207      222      255

 Less:
  Capitalized
   interest, net           (6)          (5)     (16)     (10)      (8)      (8)

  Equity income,
   net of dividends       (64)          (4)     (35)     (30)     (16)     (94)
                       ------       ------   ------   ------   ------   ------

 Adjusted earnings     $3,556       $3,955   $3,347   $2,913   $2,581   $2,167
                       ======       ======   ======   ======   ======   ======


FIXED CHARGES:

 Gross interest
  incurred             $  198       $  204   $  184   $  181   $  200   $  238

 Interest portion of
  rent expense             25           32       29       26       22       17
                       ------       ------   ------   ------   ------   ------
 Total fixed charges   $  223       $  236   $  213   $  207   $  222   $  255
                       ======       ======   ======   ======   ======   ======
 Ratios of earnings
  to fixed charges       15.9         16.8     15.7     14.1     11.6      8.5
                       ======       ======   ======   ======   ======   ======

  The Company is contingently liable for guarantees of indebtedness of independent bottling companies and others (approximately $219 million at September 30, 1995). Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.